CONTACT:

RICHARD D. GOLDSTEIN
Chairman of the Board
Courtside Acquisition Corp.
(212) 641-5000

FOR IMMEDIATE RELEASE
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                          COURTSIDE ACQUISITION CORP.'S
                 OVERALLOTMENT OPTION EXERCISED BY UNDERWRITERS
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     NEW YORK, NEW YORK, July 11, 2005 - Courtside Acquisition Corp. (AMEX:
CRB.U) announced today that the underwriters for its initial public offering exercised their option to purchase the full 1,800,000 units subject to the underwriters' over-allotment option and purchased such units on July 11, 2005.
Each unit sold by the Company consisted of one share of common stock and two warrants. The 13,800,000 units sold in the offering, including the 1,800,000 units subject to the underwriters' over-allotment option, were sold at an offering price of $6.00 per unit, generating total gross proceeds of $82,800,000 to the Company. Of this amount, $73,764,000 (or approximately $5.35 per share)
was placed in trust. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York,
New York 10016.

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